Calculation of Filing Fee Tables

Form S-4

(Form Type)

NXP SEMICONDUCTORS N.V.

NXP B.V.

NXP FUNDING LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	4.875% Senior Notes due 2024	457(f)	$1,000,000,000	100%	$1,000,000,000	$92.70 per million	$92,700
	Debt	5.350% Senior Notes due 2026	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
	Debt	5.550% Senior Notes due 2028	457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$2,000,000,000		$185,400
	Total Fees Previously Paid							N/A
	Total Fees Offsets							N/A
	Net Fee Due							$185,400

(1)	Calculated pursuant to Rule 457(f) under the Securities Act of 933, as amended.